Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Amber Zaske, Community Relations Specialist
Phone: 989-779-6309 | Fax: 989-775-5501

Coffin Joins Isabella Bank Corporation Board

Mt. Pleasant, MI, December 7, 2022- Jae Evans, President and Chief Executive Officer of Isabella Bank Corporation, announced the appointment of Melinda M. Coffin to the Boards of Isabella Bank Corporation and Isabella Bank , effective November 30, 2022.

“Our board is a diverse group of individuals who know the communities we serve. It includes experts with proven leadership that extends into community action. Melinda’s professional experience and knowledge of the Central Michigan area position her to be a strong asset to both our board and our bank,” stated Evans.

Ms. Coffin earned her Master of Business Administration from Central Michigan University. While earning her degree, she began her career as a Compliance Officer for Soaring Eagle Gaming Enterprises. Ms. Coffin went on to be Associate General Manager of Soaring Eagle Waterpark and Hotel, as well as Executive Director of Gun Lake Gaming Commission. Most recently, she served as Director of Guest Experience at Soaring Eagle Gaming Enterprises and worked in that role until October 2021, when she was appointed Chief Executive Officer of Soaring Eagle Gaming Enterprises.

In her spare time, she helps deliver food at reoccurring food distribution events. In addition, Ms. Coffin helps serve food at Isabella County Restoration House’s weekly events. Charitable contributions are important to Ms. Coffin and she is happy to give monetary support to local organizations such as Salvation Army and Central Michigan University Student Fund.

Ms. Coffin is a member of the Saginaw Chippewa Indian Tribe and has extensive knowledge and experience within and outside of the gaming industry. She has spent most of her life in the Central Michigan area, and currently resides in Mt. Pleasant.

Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 119 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.